Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated March 3, 2010

                                                                     J.P. Morgan

J.P. Morgan Alternative Index Multi-Strategy 5 (USD)

OVERVIEW

The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) (the "Index"or "AI
Multi-Strategy 5") provides exposure to a portfolio of absolute return strategies and aims to generate consistent positive returns with low correlation to traditional asset classes. The underlying strategies are selected from three investment styles (Momentum, Carry and Satellite) and cover several asset classes. Index weights are rebalanced monthly to target a volatility of up to
5%. The Index is algorithmic, with daily levels published to Bloomberg. The
Index is constructed as an excess return index.

Investment Styles
o Momentum: Aims to exploit the observed tendency of many markets to trend up or down for sustained periods of time. o Carry: Seeks to capitalize on the value differential between certain assets and is typically implemented by notionally buying an asset that is on a relative basis higher yielding (or lower priced)
and selling an asset that is lower yielding (or higher priced).
o Satellite: Consists of mean reversion and short volatility strategies. Mean reversion seeks to capitalize on the view that over the short term markets are cyclical - meaning that an upward trend is usually followed by a downward trend and vice versa. Short volatility aims to exploit the observed tendency of the implied volatility of an equity index to be higher than the volatility realized by the index.

Hypothetical historical correlation of Index to hedge fund indices, equities and bonds

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFORMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Correlation is a number between -1 and 1 and represents the degree to which two indices move together. Correlations are based on monthly returns over the period from Dec 1996 to Dec 2009 for the hedge fund indices and on daily returns over the period from Dec 1996 to Jan 2010 for the equity and bond indices. Key Features

o Robust approach spanning multiple investment styles and asset classes, and targeting up to a 5% volatility.

o Hypothetical, historical excess returns of 7.7% per annum with a volatility less than 5% and low correlation to traditional asset classes. Such performance is not indicative of future results. o Constructed using instruments widely viewed to be liquid.

o Rules-based algorithm with daily index levels published to Bloomberg (ticker:
AIJPM5UE) o Fees: The Index level incorporates a 0.80% p.a. adjustment factor and notional transaction costs.

Hypothetical historical correlation of Index to hedge fund indices, equities and bonds

HFRI Fund Weighted Composite Index (excess return) 16% CS Tremont Hedge Fund
Index (excess return) 26% MSCI World (excess returns) 8% Global Government Bonds
(excess return) 14%

Hypothetical historical returns and volatilities, Dec 1996 to Dec 2009

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFORMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Correlation is a number between -1 and 1 and represents the degree to which two indices move together. Correlations are based on monthly returns over the period from Dec 1996 to Dec 2009 for the hedge fund indices and on daily returns over the period from Dec 1996 to Jan 2010 for the equity and bond indices. Key Features

o    Robust approach spanning multiple investment styles and asset classes, and targeting up to a 5% volatility.

o    Hypothetical, historical excess returns of 7.7% per annum with a volatility less than 5% and low correlation to traditional asset classes. Such performance is not indicative of future results.

o    Constructed using instruments widely viewed to be liquid.

o    Rules-based algorithm with daily index levels published to Bloomberg
     (ticker: AIJPM5UE)

o    Fees: The Index level incorporates a 0.80% p.a. adjustment factor and notional transaction costs.

Hypothetical historical excess return performance - Comparison to hedge fund indices: Dec 96 to Dec 09

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. All indices are normalized to a value of 100 at the start date

Hypothetical historical correlation of Index to
hedge fund indices, equities and bonds

HFRI Fund Weighted Composite Index (excess return) 16%
CS Tremont Hedge Fund Index (excess return)        26%
MSCI World (excess returns)                         8%
Global Government Bonds (excess return)            14%

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFORMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Correlation is a number between -1 and 1 and represents the degree to which two indices move together. Correlations are based on monthly returns over the period from Dec 1996 to Dec 2009 for the hedge fund indices and on daily returns over the period from Dec 1996 to Jan 2010 for the equity and bond indices.

Hypothetical historical returns and volatilities, Dec 1996 to Dec 2009

                                        Annualized
                                          Excess        Annualized    Sharpe
                                          Return        Volatility    Ratio

AI Multi-Strategy 5                         7.7%           4.0%        1.94
HFRI Fund Weighted                          4.3%           7.8%        0.56
Composite Index (excess return)
CS Tremont Hedge Fund Index                 4.3%           7.5%        0.57
(excess return)

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFORMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Performance statistics are calculated using monthly returns. Annualized Excess Return is based on compounded performance of the excess return index over the specified period. Annualized Volatility represents the standard deviation of monthly returns scaled to one year. The
Sharpe Ratio is the Annualized Excess Return divided by the Annualized
Volatility.

The AI Multi-Strategy 5 levels are net of an 80 bps p.a. adjustment factor and other adjustments relating to notional transaction costs. `HFRI Fund Weighted
Composite Index (excess return)', `CS / Tremont Hedge Fund (excess return)',
`MSCI World (excess return)' and `Global Government Bonds (excess return)' refer to the HFRI Fund Weighted Composite Index reconstructed using monthly returns from Bloomberg ticker: HFRIFWI Index, Credit Suisse Tremont Hedge Fund Index
(Bloomberg: HEDGENAV Index), the performance of MSCI World Index (Bloomberg:
GDDUWI Index) and the performance of J.P. Morgan Global Government Bond Index'
(Bloomberg: JHDCGBIG Index), respectively, each less 3 month LIBOR.

       Telephone: 800-576-3529 Website: www.jpmorgan.com/si March 8, 2010

Overview of the Momentum Strategies

Style	Asset Class	Strategy
Momentum	Equities	3 Strategies: Long or short futures contracts on the S&P 500, EURO STOXX 50 and Nikkei 225 indices
	Interest Rates	3 Strategies: Long or short futures contracts on USD, EUR and JPY interest rates
	FX	6 Strategies: long or short FX forwards on EUR/USD, USD/JPY, EUR/JPY, USD/CAD, AUD/USD and EUR/GBP
	Comm-odities	2 Strategies: long or short S&P GSCI energy and non-energy indices

Overview of the Satellite Strategies

Style	Asset Class	Strategy
Satellite	Equities	3 Mean Reversion Strategies: Long S&P 500 futures, EURO STOXX 50 futures or Nikkei 225 futures following a recent decline and short following a recent rise.
		Short Volatility Strategy: short a S&P 500 variance swap whose strikes are determined by reference to the CBOE Volatility Index ("VIX")

Overview of the Carry Strategies

Style	Asset Class	Strategy
Carry	Equities	2 Strategies: (i) long MSCI Daily Value Gross World Index and short MSCI Daily Total Return Gross World Index, (ii) long Russell 2000 futures and short S&P 500 futures
	Interest Rates	(i) 2 Bond Carry Long Strategies: Long 2 bonds selected from the universe. (ii) 2 Bond Carry Long Short Strategies: Long 2 bonds and short 2 bonds selected from the universe. Both types of strategies are implemented for 2Y and 10Y maturities. The universe of bonds are synthetic zero coupon bonds denominated in USD, EUR, AUD, JPY, GBP, CHF, CAD and SEK
	FX	Long 3 currencies (versus USD) with the highest short-term interest rates and short 3 currencies (versus USD) with the lowest short-term interest rates selected from the currencies: USD, EUR, JPY, GBP, CHF, AUD, CAD, NOK, NZD, and SEK
	Comm-odities	Long a proprietary JPMorgan commodity index and short the S&P GSCI index.

Please review the relevant product supplement we may file and any relevant term sheet or pricing supplement for further details on the J.P. Morgan Alternative Index Multi-Strategy 5 (USD) and underlying strategies. The Index is constructed using transparent market instruments. It is not a hedge fund and does not track the performance of any hedge funds.

What are the main risks in the Index?

Any securities we may issue linked to the Index may result in a loss, and are exposed to J.P. Morgan Chase & Co. credit risk.
The Index and underlying strategies have limited operating history.
The reported level of the Index and most of the underlying strategies will include the deduction of an adjustment factor.
The Index may not be successful, may not outperform any alternative strategy or achieve its 5% target volatility.
The portfolio of underlying strategies may not be a diversified portfolio.
The Index involves monthly rebalancing and caps the sum of the weights of all underlying strategies, at rebalance, to 200%. It is possible, although unlikely, for the weight of a single underlying strategy to be close to 200%.
There are risks associated with momentum, carry, mean reversion or short volatility investment strategies.
The Index comprises only notional assets and liabilities. Some underlying strategies include notional short positions.
Correlation of performances among the underlying strategies may reduce the performance of the Index.
The Index is an excess return index and reflects the performance of unfunded or uncollateralized investments in the assets underlying the Index.
Commodity futures contracts underlying some of the strategies are subject to uncertain legal and regulatory regimes.
Our affiliate, J.P. Morgan Securities Ltd. ("JPMSL"), is the Sponsor and Calculation Agent for the Index and underlying strategies. JPMSL may adjust the Index or any underlying strategy in a way that affects its level.
The Index is subject to risks associated with currency exchange, interest rates, non-US securities markets and the use of leverage and futures contracts.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Telephone: 800-576-3529 Website: www.jpmorgan.com/si March 8, 2010